EXHIBIT 10.1





                       SETTLEMENT AND GOVERNANCE AGREEMENT

                                  BY AND AMONG

                                  CENVEO, INC.,

                         BURTON CAPITAL MANAGEMENT, LLC

                                       AND

                              ROBERT G. BURTON, SR.

                          DATED AS OF SEPTEMBER 9, 2005





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                       SETTLEMENT AND GOVERNANCE AGREEMENT

         SETTLEMENT AND GOVERNANCE AGREEMENT, dated as of September 9, 2005 (this "AGREEMENT"), by and among CENVEO, INC., a Colorado corporation (the "COMPANY"), and BURTON CAPITAL MANAGEMENT, LLC, a Delaware limited liability company, and ROBERT G. BURTON, SR. (the "STOCKHOLDERS"). Capitalized terms used herein shall have their definitions set forth in Article I hereof.

         WHEREAS, the Stockholders are stockholders of the Company, currently owning 2,806,492 Common Shares;

         WHEREAS, the parties desire to resolve certain matters addressed herein on the terms herein set forth; and

         WHEREAS, the parties desire to enter into certain governance arrangements with respect to the Company.

         NOW, THEREFORE, in consideration of the mutual representations and warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.01 DEFINITIONS. As used in this Agreement, the following terms have the meanings indicated:

         "AFFILIATE" shall have the meaning specified in Rule 12b-2 of promulgated under the Exchange Act.

         "AGREEMENT" shall have the meaning specified in the introductory paragraphs of this Agreement.

         "BOARD OF DIRECTORS" means the Board of Directors of the Company.

         "CENVEO CORPORATION" means Cenveo Corporation, a Delaware corporation.

         "COMMON SHARES" means shares of Common Stock, par value $0.01 per share, of the Company.

         "COMPANY" shall have the meaning specified in the introductory paragraphs of this Agreement.

         "COMPANY EMPLOYEE ARRANGEMENTS" shall have the meaning specified in
SECTION 5.01.

         "COMPANY GROUP" means each present and former director or officer of the Company, including Thomas E. Costello, Paul F. Kocourek, James R. Malone, Martin J. Maloney, David M. Olivier, Jerome W. Pickholz, Alister W. Reynolds, Susan O. Rheney, Wellington E. Webb,


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Gordon A. Griffiths, Michel P. Salbaing, Allen C. Conway, Sr., Brian P.
Hairston, William W. Huffman, Jr., D. Robert Meyer, Jr., Matthew H. Mitchell, Keith T. Pratt, Wayne M. Wolberg, Mark L. Zoeller, Woody Davis (Herbert H. Davis
III), Jeffrey Dykes, Keith Larson, and Paul V. Reilly, and each of their present and former attorneys (including Wachtell, Lipton, Rosen & Katz, Hogan & Hartson, L.L.P., and Rothgerber Johnson & Lyons LLP), investment bankers and other advisors and agents (including Rothschild Inc., Innisfree M&A Incorporated, and Abernathy MacGregor Group).

         "COMPANY RELEASEES" means the Company Group and any of their respective successors or assignees, and any of their respective shareholders, members, partners, officers, directors, employees, representatives, heirs, administrators, devisees or legatees.

         "COMPANY/STOCKHOLDER RELEASEES" shall have the meaning specified in
SECTION 3.05.

         "CREDIT AGREEMENT" shall have the meaning specified in SECTION 2.01.

         "DEBT ARRANGEMENTS" shall have the meaning specified in SECTION 2.01.

         "DIRECTORS LETTER" shall have the meaning specified in SECTION 3.01.

         "DISINTERESTED DIRECTORS COMMITTEE" shall have the meaning specified in
SECTION 2.04.

         "EFFECTIVE TIME" shall have the meaning specified in SECTION 3.01.

         "EQUITY PLAN" shall have the meaning specified in SECTION 5.01.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXPENSES" means any and all expenses to the fullest extent permitted by applicable law, the Governing Instruments in effect on the date hereof or as such law or Governing Instruments may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment broadens the range or amount of expenses that may be paid or reimbursed relative to the range or amounts permitted before such amendment), including any and all retainers, court costs, transcript costs, fees of experts, witness fees, private investigators, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, fax transmission charges, secretarial services, delivery service fees, attorneys' fees and all other costs, disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding or in connection with seeking indemnification under this Agreement or enforcing this Agreement. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including the premium, security for and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.

         "GOVERNING INSTRUMENTS" means the Company's Articles of Incorporation and Bylaws.

         "INDEMNITEE" shall have the meaning specified in SECTION 4.01.

         "INDEPENDENT DIRECTOR" shall have the meaning specified in SECTION
2.01.


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         "INDEPENDENT LEGAL COUNSEL" shall have the meaning specified in SECTION
4.04.

         "LIABILITY" means any and all obligations, indebtedness, or liabilities of any kind (including any and all claims, judgments, settlements, fines, damages, losses, deficiencies, costs, penalties, interest, expenses, charges and fees), to the fullest extent permitted by applicable law or the Governing Instruments in effect on the date hereof or as such law or Governing Instruments may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment broadens the range or amount of liabilities that may be paid, reimbursed or indemnified to an Indemnitee relative to the range or amounts permitted before such amendment).

         "NEW CENVEO CORPORATION DIRECTORS" shall have the meaning specified in
SECTION 2.01.

         "NEW DIRECTORS" shall have the meaning specified in SECTION 2.01.

         "PERSON" means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or governmental authority or any other form of entity.

         "PROCEEDING" means any and all threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including any action, suit or proceeding in connection with the Company's Debt Arrangements.

         "RELEASEES" shall have the meaning specified in SECTION 3.04.

         "RELEASORS" shall have the meaning specified in SECTION 3.04.

         "REMAINING DIRECTOR" shall have the meaning specified in SECTION 2.01.

         "RIGHTS PLAN" means the Rights Agreement dated as of April 20, 2005 between the Company and Computershare Trust Company, Inc., as Rights Agent, as amended in accordance with its terms other than in violation of this Agreement.

         "SEPTEMBER 14, 2005 SPECIAL MEETING" means the special meeting of stockholders of the Company called for September 14, 2005.

         "STATEMENT OF REQUEST FOR INDEMNIFICATION" shall have the meaning specified in SECTION 4.03.

         "STATEMENT OF UNDERTAKING" shall have the meaning specified in SECTION 4.03.

         "STOCKHOLDERS" shall have the meaning set forth in the introductory paragraphs of this Agreement.

         "STOCKHOLDERS GROUP" means each Person who signs the Stockholders
Letter.

         "STOCKHOLDERS LETTER" shall have the meaning specified in SECTION 3.01.

         "SUBSIDIARY" means any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the Board of


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Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by a Person or one or more of its Subsidiaries or by a Person and one or more of its Subsidiaries.

         "TRANSFER" shall have the meaning specified in SECTION 2.04.

                                   ARTICLE II

                         BOARD OF DIRECTORS; COMMITTEES

         Section 2.01 TERMINATION OF PROXY CONTEST; AGREEMENT ON DIRECTORS. On the terms set forth herein, (a) effective as of the Effective Time, the pending proxy contest with respect to the election of directors at the September 14, 2005 Special Meeting of the Company shall be terminated, (b) the Company and the Stockholders hereby withdraw their respective proposals for such meeting, including each of their proposed nominees for election to the Board of Directors, (c) the current directors of the Company shall, and the Company shall cause the current directors of the Company to, (i) approve, effective as of the Effective Time, the nomination of the persons whose names are set forth on ANNEX I under "New Directors" (the "NEW DIRECTORS") and the person whose name is set forth on ANNEX I under "Independent Director" (the "INDEPENDENT DIRECTOR") as Directors, (ii) appoint, effective as of the Effective Time, the New Directors and the Independent Director to the Board of Directors, and (iii) except for Jerome W. Pickholz (the "REMAINING DIRECTOR"), simultaneously resign from the Board of Directors, effective as of the Effective Time, pursuant to an instrument substantially in the form of ANNEX II, and (d) the current directors of Cenveo Corporation shall, and the Company shall cause such directors to, (i) approve, effective as of the Effective Time, the nomination of Robert G. Burton, Sr. and Thomas Oliva as Directors of Cenveo Corporation (the "NEW CENVEO CORPORATION DIRECTORS"), (ii) appoint, effective as of the Effective Time, New Cenveo Corporation Directors to the board of Cenveo Corporation, and (iii) simultaneously resign from the board of Cenveo Corporation, effective as of the Effective Time. The New Directors and the Independent Director and the New Cenveo Corporation Directors shall thereupon constitute "Continuing Directors" (or directors who fulfill a similar function) for purposes of (x) the Second Amended and Restated Credit Agreement, dated March 25, 2004, among the Company, certain of its subsidiaries, the lenders under such agreement and Bank of America, N.A., as administrative agent for the lenders (the "CREDIT AGREEMENT"),
(y) the Indenture between the Cenveo Corporation and State Street Bank and Trust Company, dated as of March 13, 2002, and (z) the Indenture between the Cenveo Corporation and U.S. Bank National Association, dated as of February 4, 2004 (collectively, the "DEBT ARRANGEMENTS").

         Section 2.02 CANCELLATION OF SCHEDULED SPECIAL MEETING. The Stockholders and the Company agree that, as a result of this Agreement, all of the proposals for the September 14, 2005 Special Meeting will become moot at the Effective Time. Accordingly, the Stockholders hereby request, subject to occurrence of the Effective Time, the cancellation of the September 14, 2005 Special Meeting and withdraw their demand for a special meeting. At such request of the Stockholders, the Company will, as of the Effective Time, cancel the September 14, 2005 Special Meeting.


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         Section 2.03  GOVERNING INSTRUMENTS

          (a) For a period of three years from the Effective Time, the Company's Governing Instruments will continue to provide for the annual election of the directors of the Company, at each annual meeting of stockholders, and such provision shall not be amended or modified, other than as required by applicable law.

          (b) Effective as of the Effective Time, the Company's Bylaws will be amended to provide as follows for a period of three years from the Effective Time, other than (x) as required by applicable law or (y) as amended after the Effective Time by action of the Company's stockholders that is not initiated, intentionally encouraged or recommended by the Board of Directors or the Stockholders (which amendment is approved by a majority of the shares outstanding excluding shares owned by any of the Stockholders); provided, however, that no amendment to the Company's Bylaws shall be necessary with respect to any of the following to which the Company is subject under Colorado law without regard to any contrary provision in the Governing Instruments:

                (i) Special meetings of stockholders, for any purpose or purposes, unless otherwise provided by applicable law or the Company's Articles of Incorporation in effect on the date hereof, may be called at any time at the request, in writing, by the holders of shares representing at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the meeting, to be held at a date which shall be no later than 90 days from the date such request became effective in accordance with the Governing Instruments and applicable law.

                (ii) The stockholders of the Company may remove one or more directors, with or without cause, if the numbers of votes cast in favor of removal exceeds the number of votes cast against removal.

         Section 2.04  DISINTERESTED DIRECTORS COMMITTEE.

          (a) From and after the Effective Time, the following actions and resolutions may and shall only be taken by the Company if they shall be approved in advance by a committee of not less than three disinterested directors of the Company (each, a "DISINTERESTED DIRECTORS COMMITTEE"), which shall act by a majority vote of its members, other than as required by applicable law:

                (i) For a period of four years from the Effective Time, entering into any and all transactions between any of the Stockholders (or any of their Affiliates, other than the Company and its Subsidiaries) and the Company (or any of its Subsidiaries).

                (ii) For a period of two years from the Effective Time, any amendment, modification, supplement or repeal of the Rights Plan.


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                (iii)   For a period of two years from the Effective Time, any
                        exemption of any of the Stockholders or any of their Affiliates, from the applicability of any of the provisions of the Rights Plan.

          (b) For a period of one year from the Effective Time, except in accordance with the provisions of this Agreement or with the approval of a Disinterested Directors Committee, Robert G. Burton, Sr. shall not, directly or indirectly, sell, give, assign, pledge, encumber or otherwise transfer, dispose of or hedge the economic risk of ownership of (whether by operation of law, through a transfer of control of any of its Subsidiaries, or otherwise) any of the 1,556,145 Common Shares in which he has a "pecuniary interest" (as defined in Rule 16a-1(a)(2)(i) promulgated under the Exchange Act) as of the date of this Agreement (each, a "TRANSFER") except by will or by the laws of descent and distribution (including any designated beneficiary) or by way of Transfer from Burton Capital Management, LLC to Mr. Burton, and any attempt to effect a Transfer in violation of this Section 2.04 shall be null and void; PROVIDED, HOWEVER, that nothing in this Agreement shall be deemed to restrict Mr. Burton from any Transfer of shares effected in connection with a transaction involving a sale of the Company as a whole (by way of merger, tender offer or otherwise), or a partial sale of the Company (by way of merger, tender offer or otherwise), in each case in which all other stockholders of the Company have the opportunity to participate on a pro rata basis on terms and conditions no less favorable than those accorded to Mr. Burton.

          (c) Any Disinterested Directors Committee may engage its own counsel, investment advisers and such other advisers as in its judgment are necessary or appropriate, all at the expense of the Company.

          (d) For purposes of this Section 2.04, a "DISINTERESTED" director shall mean a director who (a) has no material relationship with the other party to the proposed transaction with the Company, the party exempted from the Rights Plan or the party who wishes to transfer its shares, as the case may be, or any of its Affiliates (either directly or as a partner, stockholder or officer of an organization that has a material relationship with such party), and (b) is not, and his immediate family member is not, and has not been in the previous three years, an employee or executive officer of the other party to the proposed transaction with the Company, the party exempted from the Rights Plan or the party who wishes to transfer its shares, as the case may be, or any of its Affiliates.

                                  ARTICLE III

                                  DELIVERIES AT
                           THE EFFECTIVE TIME; RELEASE

         Section 3.01 EFFECTIVE TIME. The "EFFECTIVE TIME" shall be the later of (i) noon, Eastern time, on Monday, September 12, 2005 and (ii) noon, Eastern time, on the first date as of which all of the following shall have occurred:

          (a) each intended signatory to the letter agreement, in the form of ANNEX III, shall have duly executed and delivered the letter agreement, in the form of ANNEX III (the "STOCKHOLDERS LETTER"); and


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          (b) the Company shall have taken all action necessary in order for the matters that are the subject of Section 2.01 to be effective as of the Effective Time, including that each current director of the Company except the Remaining Director shall have duly executed and delivered an instrument in the form of ANNEX II (the "DIRECTORS LETTER").

         Section 3.02 DELIVERIES AT THE EFFECTIVE TIMES. The Company shall cause the condition set forth in Section 3.01(b) to be satisfied as promptly as practicable, and by noon, Eastern time on September 12, 2005, including by obtaining the resignations of directors (other than Mr. Pickholz), and the Stockholders shall cause the condition set forth in Section 3.01(a) to be satisfied as promptly as practicable, and by noon, Eastern time on September 12, 2005, including by obtaining execution of the letters referred to therein by the intended signatories thereto.

         Section 3.03 BOARD RESOLUTIONS. At or prior to the Effective Time, the Company shall provide to the Stockholders copies of the resolutions of the board of directors of the Company and Cenveo Corporation effecting the matters referred to in Subsections (b), (c) and (d) of Section 2.01 (certified by the Secretary of such corporations that such resolutions are in effect and have not been repealed, modified or amended as of the Effective Time).

         Section 3.04 RELEASE BY THE COMPANY. As of the Effective Time, the Company, on behalf of itself, and each of its successors, subsidiaries, controlled affiliates, divisions, stockholders and assignees (the "RELEASORS") do, to the fullest extent permitted by law, hereby fully release, forever discharge and covenant not to sue each member of the Company Group,, and any of their respective successors or assignees, and any of their respective shareholders, members, partners, officers, directors, employees, representatives, heirs, administrators, devisees or legatees (collectively the "RELEASEES"), of, from, and with respect to, any and all manner of claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, expenses and attorneys' or paralegals' or other fees whatsoever, including any claim that the Releasors may hereafter have arising from or relating to any third-party claims made against any of them because of any actions, omissions, commitments or representations made or taken by any of the Releasees, whether arising in law or equity, whether based on any federal, state or foreign law or right of action, mature or unmatured, contingent or fixed, liquidated or unliquidated, known or unknown, accrued or unaccrued, which the Releasors, or any of them, ever had or now have or can have or shall or may hereafter have against the Releasees or any of them, in connection with, arising out of or which are in any way related to any duties, actions, omissions, commitments, agreements, transactions or representations prior to the date of the execution of this Agreement; PROVIDED, HOWEVER, that no release or discharge, or covenant to sue is given hereunder in respect of (a) any breach of, or failure to perform any obligation under, this Agreement or the Directors Letter, or (b) any commercial matter that does not relate to the Company or the proxy contest being terminated pursuant to the Agreement.

         Section 3.05 RELEASE BY THE DIRECTORS. As of the Effective Time, by virtue of the execution and delivery of the Directors Letter each resigning director of the Company, on behalf of himself, and each of his successors, subsidiaries, controlled affiliates and assignees, shall, to the fullest extent permitted by law, fully release, forever discharge, and covenant not to sue any member of the Stockholders Group and the "Releasors" as such term is defined in
Section 3.04, and any of their respective successors or assignees, and any of their respective shareholders,


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members, partners, officers, directors, employees, representatives, heirs, administrators, devisees or legatees (collectively, the "COMPANY/STOCKHOLDER RELEASEES"), of, from, and with respect to, any and all manner of claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, expenses and attorneys' or paralegals' or other fees whatsoever, whether arising in law or equity, whether based on any federal, state or foreign law or right of action, mature or unmatured, contingent or fixed, liquidated or unliquidated, known or unknown, accrued or unaccrued which such resigning director ever had or now have or can have or shall or may hereafter have against the Company/Stockolder Releasees or any of them, in connection with, arising out of or which are in any way related to any duties, actions, omissions, commitments, agreements, transactions or representations prior to the date of the execution of this Agreement; PROVIDED, HOWEVER, that no release or discharge, or covenant to sue is given hereunder in respect of (a) any breach of, or failure to perform any obligation under, this Agreement, the Stockholders Letter or otherwise under any ongoing contractual or other agreement or arrangement for the benefit of such resigning director (such as, by way of example, relating to the ownership of any securities or options issued to any of the Company Releasees or any compensation or deferred compensation arrangement for the benefit of such Company Releasees), none of which are hereby released or forgiven in any way, or (b) any matter for which indemnification or reimbursement of expenses is available to the resigning director hereunder or otherwise from any Company Releasee, or (c) any commercial matter that does not relate to the Company or the proxy contest being terminated pursuant to the Agreement, or (d) any claim that such resigning director may have arising from or relating to any claims made against him because of any actions, omissions, commitments or representations made or taken by any of the Company/Stockholder Releasees or by the resigning director in his capacity as a director, officer, agent or representative of any of the Company Releasees.

                                   ARTICLE IV

                                 INDEMNIFICATION

         Section 4.01 INDEMNIFICATION. The Company shall indemnify the current and former directors and officers of the Company (each an "INDEMNITEE"), from time to time, against any and all Expenses and Liabilities to the fullest extent permitted by applicable law, the Governing Instruments in effect on the date hereof or as such law or Governing Instruments may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits the Company to provide broader indemnification rights than the law or the Governing Instruments permitted the Company to provide before such amendment), in the manner provided in Section 4.03, and shall take such action as may reasonably be required or requested to carry out the indemnification provided for herein. The Indemnitees are intended to be beneficiaries of this
Section 4.01 and their rights to indemnification confirmed and provided for herein shall be presumed to have been relied upon by the Indemnitees, may be asserted and shall be enforceable by each of them as a contract right. No amendment, waiver, change, modification or discharge of this Section 4.01 shall in any event be effective unless the same shall be in writing and signed by the Indemnitee against whom enforcement of any such amendment, waiver, change, modification or discharge is sought.

         Section 4.02 ADVANCEMENT OF EXPENSES. Any and all Expenses incurred by the Indemnitees and relating to any Proceeding, including any Proceeding brought by or in the right of


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the Company, shall be paid by the Company, from time to time, in advance of the final disposition of such Proceeding, in the manner provided in Section 4.03.

         Section 4.03 MANNER OF INDEMNIFICATION. Within 7 days after the receipt by the Company from any Indemnitee of a written request for indemnification or advancement of expenses, the Company shall pay the amount stated in the request provided hereunder; PROVIDED that if pursuant to Section 4.04(a), a Statement of Undertaking and/or Statement of Request for Indemnification, as applicable, in substantially the forms set forth in ANNEX IV ("STATEMENT OF UNDERTAKING" and "STATEMENT OF REQUEST FOR INDEMNIFICATION") is required to be provided, the Company shall give written notice to any Indemnitee who made a written request for advancement of expenses, within 7 days after the receipt by the Company from such Indemnitee of such written request, that a Statement of Undertaking and/or a Statement of Request for Indemnification, as applicable, should be provided, and shall pay the amount stated in the Statement of Undertaking and/or the Statement of Request for Indemnification, as applicable, within 7 days after the receipt from such Indemnitee of a Statement of Undertaking or Statement of Request for Indemnification, as the case may be; PROVIDED, HOWEVER, that if a determination of the Independent Legal Counsel is required pursuant to Section 4.04(a), the Company shall pay the amount stated in the Statement of Undertaking and/or the Statement of Request for Indemnification within 7 days after the determination of the Independent Legal Counsel in favor of such Indemnitee.

         Section 4.04 DETERMINATION OF RIGHT TO INDEMNIFICATION OR ADVANCEMENT OF EXPENSES. No determination shall be necessary, nor shall any be made, in connection with the payment of any indemnification to, or advancement of expenses to, any Indemnitee, regarding such Indemnitee's entitlement thereto unless specifically required by applicable law that, as a condition to indemnification of, or advancement of expenses to, any Indemnitee, such determination be made. In the event any such determination is so required, by applicable law, any such determination shall be made exclusively by Independent Legal Counsel (as defined below) in a written determination, in accordance with the following procedures:

          (a) Indemnitee shall submit to the Board of Directors and the Independent Legal Counsel a written request for indemnification, a request for advancement of expenses, or, if and only if required by applicable law as a condition to advancement of expenses to Indemnitee, a Statement of Undertaking and/or Statement of Request for Indemnification.

          (b) Indemnitee's submission of a request for indemnification, a request for advancement of expenses, a Statement of Undertaking and/or Statement of Request for Indemnification, as the case may be, to the Board of Directors and the Independent Legal Counsel shall create a rebuttable presumption that Indemnitee has met the applicable standard for indemnification under Section 4.01, or that advancement of expenses to Indemnitee is permissible in the circumstances, as the case may be, and, therefore, is entitled to indemnification or advancement of expenses under this Article IV. The Company and the Indemnitees will require that within 14 days after submission of the request for indemnification, the request for advancement of expenses, Statement of Undertaking and/or Statement of Request for Indemnification, or, in the event that the Independent Legal Counsel determines that additional inquiry is required to reasonably discharge his duties hereunder, within an additional period of time of such submission as reasonably required, the Independent Legal Counsel shall determine, specifically, that Indemnitee is so entitled, unless it or they shall possess clear and convincing


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evidence to rebut the foregoing presumption, which evidence shall be disclosed to Indemnitee with particularity in a written statement signed by the Independent Legal Counsel.

          (c) The Company agrees to pay the reasonable fees and expenses of the Independent Legal Counsel in connection with making a determination of Indemnitee's entitlement to indemnification or advancement of expenses pursuant to this Agreement, and to fully and forever indemnify such Independent Legal Counsel against any and all expenses and losses incurred by it arising out of or relating to this Agreement or their engagement pursuant hereto. Indemnitee shall have no obligation to pay the reasonable fees and expenses of the Independent Legal Counsel.

         Section 4.05  DEFINITIONS.

          (a) "INDEPENDENT LEGAL COUNSEL" means Bruce F. Black or Charles D. Maguire Jr. from Holme Roberts & Owen LLP, or if Messrs. Black or Maguire determine in their sole judgment that each of them has a conflict with respect to the Company or the Indemnitee that precludes either such person from acting as Independent Legal Counsel, then by another Independent Counsel selected by the Indemnitee.

          (b) "INDEPENDENT COUNSEL" means an attorney admitted to practice under Colorado law who has no relationship with either the Company or any of its Subsidiaries or the Indemnitee that could reasonably be understood to affect his or her impartiality with respect to the relevant matter, and who has no conflict of interest with respect to the Company or the Indemnitee that would disqualify such person under applicable legal ethical requirements.

          (c) The Company affirms and acknowledges that Messrs. Black and Maguire meet the definition of Independent Counsel with respect to the Company, and, to the Company's knowledge, with respect to the potential Indemnitiees, as of the date hereof and as of the Effective Time.

         Section 4.06 NON-EXCLUSIVE. The indemnification and advancement of expenses confirmed or provided by, or granted pursuant to, this Article IV shall
(a) not be deemed exclusive of any other rights to which Indemnitee may now or in the future be entitled under any law, the Governing Instruments, or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee's official capacity and as to action in another capacity while holding such office, (b) shall continue after Indemnitee has ceased to be a director, officer, employee or agent of the Company, and (c) shall inure to the benefit of the heirs, executors and administrators of Indemnitee.

                                   ARTICLE V

                                OTHER AGREEMENTS

         Section 5.01  BENEFIT AND COMPENSATION MATTERS.

          (a) At and after the Effective Time, the Company shall honor, in accordance with their terms (including any terms governing amendment or termination), all employee benefit plans, agreements and arrangements of the Company and any of its Subsidiaries which apply to any


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


current or former employee or current or former director or officer of the Company and any of its Subsidiaries, including all compensation plans and arrangements, equity plans and awards granted thereunder, employment agreements, severance plans, agreements and arrangements and change of control agreements (the "COMPANY EMPLOYEE ARRANGEMENTS"). Notwithstanding anything to the contrary in this Agreement or otherwise, including the provisions of Section 2.01 of this Agreement, or any award agreement under the Company's long-term incentive plan, or severance or change of control agreement, the parties hereto acknowledge and agree that upon the effectiveness of the amendments referred to in the last sentence of this Section 5.01(a), the consummation of the transactions contemplated by this Agreement shall constitute a "Triggering Event" or "Change of Control" (or any derivation of such terms, to the extent those terms are used in any Company Employee Arrangement), as of the Effective Time, solely for purposes of (i) the change of control, severance and employment agreements with the executives listed on Annex V (the "EXECUTIVES") (ii) the Company's Severance Plan for Non-Union Employees (the "Severance Plan") and (iii) the Company's 2001 Long-Term Equity Incentive Plan (the "EQUITY PLAN") and outstanding equity awards, and all such equity awards, including those awards held by directors of the Company immediately prior to the Effective Time, shall vest on the Effective Time. Notwithstanding anything to the contrary in this Agreement, the Company shall be permitted to (1) amend the change of control, severance, and employment agreements with the Executives substantially in the form attached as Annex V,
(2) amend the Severance Plan substantially in the form attached to Annex V, (3) amend the Equity Plan in the form attached to Annex V, (4) pass the resolutions substantially in the form attached to Annex V, and (5) take any actions necessary to effectuate the provisions of this Section 5.01.

          (b) At the Effective Time, immediately prior to the appointment of the Directors as set forth in Section 2.01, the Company shall terminate without Cause the employment of James R. Malone and Michel P. Salbaing and shall at such time pay them all amounts and provide all benefits due pursuant to their employment and change of control severance agreements (as such agreements (or form thereof) and any amendments (or form thereof) thereto have been filed with the Securities and Exchange Commission prior to the date of this Agreement, and as they may be further amended in accordance with Section 5.01(a) (the economic terms of Mr. Salbaing's agreement have been disclosed to the Stockholders prior to the date of this Agreement) as if their employment were terminated immediately after a Triggering Event (as defined in their applicable employment and change of control severance agreements, and which shall include the transactions contemplated by this Agreement), and Messrs. Malone and Salbaing will receive all other benefits (including equity award acceleration) they would be due upon being employed upon a Triggering Event or a Change of Control (as the case may be) and being terminated without Cause following a Triggering Event or a Change of Control (as the case may be).

          (c) The former and current employees and directors of the Company are intended to be beneficiaries of this Section 5.01, and their rights confirmed and provided for in this Section 5.01, shall be presumed to have been relied upon by these former or current employees and directors, may be asserted, and shall be enforceable by each of them as a contract right. No amendment, waiver, change, modification or discharge of this Section 5.01 shall in any event be effective unless the same shall be in writing and signed by the employees or director against whom enforcement of any such amendment, waiver, change, modification or discharge is sought. Nothing in the foregoing or otherwise in this Agreement shall be construed to limit the ability of the Company, except as otherwise expressly provided in the Company Employee Arrangements, to terminate the employment of any employee at any time for any reason or amend or terminate any Company Employee Arrangements, but only to the extent any such amendment or termination is not limited or prohibited by the terms of the applicable Company Employee Arrangement.

         Section 5.02 COSTS AND EXPENSES. Promptly after the Effective Time, and subject to and promptly after obtaining consent under the Credit Agreement, the Company shall pay to Burton Capital Management, LLC (on behalf of all Stockholders) the actual out-of-pocket expenses (up to a maximum of $800,000) incurred to the date hereof by it in connection with the proxy contest.

         Section 5.03 PUBLIC ANNOUNCEMENTS. Upon execution of this Agreement by the Company and the Stockholders, the Company, Burton Capital Management, LLC and Goodwood Inc. shall issue a joint press release in the form attached hereto as ANNEX VI. The Stockholders, on the one hand, or the Company, on the other hand, or any of their Affiliates, will not make any public statements that would have a prohibited effect under Section 5.04.

         Section 5.04 MUTUAL NON-DISPARAGEMENT. For a period of three years from and after the date hereof, each of the Company, on the one hand, and the Stockholders, on the other hand, on behalf of themselves and their officers, directors, partners, managers, members, and agents with actual authority to speak for the Company or any Stockholder, as the case may be, with regard to the proxy contest being terminated pursuant to Section 2.01 hereof, expressly acknowledges, agrees, and covenants that he, she or it will not make any statements, comments, or communications that are reasonably likely to be considered to be disparaging of or derogatory or detrimental to, the good name or business reputation of one another or any of the members of the Company Group or, in the case of the Company, the Stockholders Group, in each case or any of their respective members, partners, officers, directors, employees or representatives (including statements relating to the circumstances leading up to and including the execution of this Agreement). Where applicable, this mutual non-disparagement covenant applies to any public or private statements, comments, or communications in any form, whether oral, written, or electronic. Each of the Company, on the one hand, and the Stockholders, on the other hand, further agrees he or it will not knowingly encourage or solicit any such statements, comments, or communications. If the Effective Time does not occur at noon, Eastern time on September 12, 2005, the non-disparagement provisions contained herein shall be tolled from noon, Eastern time on September 12, 2005 until the Effective Time, if any.

         Section 5.05 CONDUCT OF BUSINESS. From the date hereof to the Effective Time, the Company shall (1) operate in the ordinary course in all material respects consistent with past practice with respect to the operation of the business of the Company or as otherwise related to the business of the Company, and use reasonable commercially reasonable efforts preserve its present material business operations, organization and goodwill, and (2) without limitation of the preceding clause (1), not issue shares of capital stock, make capital expenditures, hire new senior management employees, or issue options, other than, in each case, pursuant to obligations in place, and other than in connection with the arrangements contemplated hereby.


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


                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.01 INTERPRETATION. Article, Section, and Annex references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word "INCLUDING" shall mean "INCLUDING BUT NOT LIMITED TO." This Agreement shall be deemed to have been mutually prepared by the parties hereto and shall not be construed against any of them by reason of authorship.

         Section 6.02  NO WAIVER; MODIFICATIONS IN WRITING.

          (a) DELAY. No failure or delay on the part of either party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

          (b) SPECIFIC WAIVER. Except as expressly provided in Sections 4.01 and 5.01(c) and as otherwise provided herein, no amendment, consent, modification, or termination of any provision of this Agreement, and no waiver of any right, power or discretion of the Company, shall be effective unless approved by a Disinterested Directors Committee. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Stockholders from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given.

         Section 6.03 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights or obligations of any party hereunder shall be assignable without the prior written consent of the other party hereto, other than as expressly provided herein and assignments by operation of law. This Agreement shall be binding upon the Company, the Stockholders, and their respective successors and permitted assigns. Except as expressly provided in Sections 4.01 and 5.01(c) and as otherwise provided herein, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement, their respective successors and permitted assigns.

         Section 6.04 COMMUNICATIONS. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:


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


         IF TO STOCKHOLDERS:

         Robert G. Burton, Sr.
         c/o Burton Capital Management, LLC
         100 Northfield Street
         Greenwich, Connecticut 06830
         Fax: (203) 302-3710

         With a copy to:

         Hughes Hubbard & Reed, LLP
         One Battery Park Plaza
         New York, New York 10004-1482
         Fax: (212) 422-4726
         Attn:    Kenneth A. Lefkowitz

         IF TO THE COMPANY:

         Jerome W. Pickholz
         c/o Cenveo, Inc.
         8310 South Valley Highway, #400
         Englewood, CO  80112
         Fax: 303-397-7400
         (or, if the headquarters of the Company is moved, at the address of such headquarters and fax number for receipt of communications by the Board of Directors)

         With a copy to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, NY  10019
         Fax: 212-403-2000
         Attn:    Adam O. Emmerich
                  Mark Gordon

or to such other address as the Company or the Stockholders may designate in writing. All other communications may be by regular mail. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if telecopied or sent via Internet electronic mail; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

         Section 6.05 GOVERNING LAW; CONSENT TO JURISDICTION; JURY TRIAL; SPECIFIC PERFORMANCE. This Agreement will be construed in accordance with and governed by the laws of the State of Colorado without regard to principles of conflicts of laws. Any judicial proceedings with respect to, arising out of or relating to this Agreement shall be brought in a federal or state court located in the State of New York, and by execution and delivery of this Agreement, each party accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any appellate courts having jurisdiction over the appeal from such courts, irrevocably agrees to be bound by any judgment rendered thereby, and waives any objection to the laying of venue in any such proceedings in such courts. Each of the parties hereto waives any right to trial by jury in any judicial proceedings with respect to, arising out of or relating to this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, including preliminary relief, to prevent breaches of this Agreement and to specific performance of the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity without the necessity of posting a bond. If any party shall institute any action or proceeding to enforce the provisions hereof, the party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law. The non-prevailing party in any such action or proceeding shall bear all expenses of both parties incurred in connection therewith.

         Section 6.06 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and thereof, and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof and thereof.

         Section 6.07 REPRESENTATIONS. Each of the Company, on the one hand, and each of the Stockholders, on the other hand, represents and warrants with respect to itself that it is duly authorized to execute, deliver and perform this Agreement, that this Agreement has been duly executed by such party, and that this Agreement is a valid and binding agreement of such party, enforceable against such party in accordance with its terms.

         Section 6.08 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.





                            [Signature page follows]


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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

                                              CENVEO, INC.


                                              By:
                                                 -------------------------------
                                                 Name:
                                                 Title:


                                              BURTON CAPITAL MANAGEMENT, LLC


                                              By:
                                                 -------------------------------
                                                 Name:
                                                 Title:


                                              ----------------------------------
                                              ROBERT G. BURTON, SR.








             [Signature page to Settlement and Governance Agreement]